Exhibit 5.2

D. WOODARD GLENN, P.C.

ATTORNEYS AND COUNSELORS

A PROFESSIONAL CORPORATION

8214 WESTCHESTER DRIVE | SUITE 740

DALLAS, TEXAS 75225

(214) 871-9333

D. WOODARD GLENN	FAX (214) 871-7131	MATTHEW B. GLENN
wglenn@dwgpc.com		mglenn@dwgpc.com
1300 POLK STREET | SUITE 295-J
DALLAS, TEXAS 75224

January 21, 2020

Veritex Holdings, Inc.

8214 Westchester Drive, Suite 800

Dallas, Texas 75225

Ladies and Gentlemen:

We have acted as special Texas counsel to Veritex Holdings, Inc., a Texas corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of up to $75,000,000 in aggregate principal amount of the Company’s 4.75% Fixed-to-Floating Rate Subordinated Notes due 2029 (the “Exchange Notes”) pursuant to the Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”). As described in the Registration Statement, the Exchange Notes will be exchanged for the Company’s outstanding 4.75% Fixed-to-Floating Rate Subordinated Notes due 2029 (the “Existing Notes”). The Company will issue the Exchange Notes pursuant to an Indenture, dated as of November 8, 2019 (the “Indenture”), between the Company and UMB Bank, N.A., as trustee (the “Trustee”).

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have assumed further that the Trustee has duly authorized, executed and delivered the Indenture.

We have assumed further that, insofar as the law of the State of New York is concerned, each of the Indenture and the Exchange Notes constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. With respect to all matters of New York law and Federal law, we note that you are relying on an opinion of Covington & Burling LLP, dated as of the date hereof, which opinion is filed as Exhibit 5.1 to the Registration Statement.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that, insofar as the law of the State of Texas is concerned, (i) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and (ii) the Company has all requisite power, authority and legal right to execute, deliver and perform its obligations under the Indenture and the Exchange Notes and (iii) the Company has duly authorized the Indenture and the Exchange Notes.

January 21, 2020
Page Two

We express no opinion as to any Federal or state securities or blue sky laws, commodities laws or insurance laws.

We express no opinion as to (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law; (ii) releases or waivers of unmatured claims or rights; (iii) indemnification, contribution, exculpation or arbitration provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy; (iv) provisions for liquidated damages and penalties, penalty interest and interest on interest; (v) restrictions upon transfers, pledges or assignments of a party’s rights under the Indenture and the Exchange Notes; (vi) provisions purporting to require a prevailing party in a dispute to pay attorneys’ fees and expenses, or other costs, to a non-prevailing party; (vii) provisions purporting to supersede equitable principles, including provisions requiring amendments and waivers to be in writing and provisions making notices effective even if not actually received; or (viii) provisions purporting to make a party’s determination conclusive.

We are members of the bar of the State of Texas. We do not express any opinion herein on any laws other than the law of the State of Texas.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

D. Woodard Glenn, P.C.

/s/ D. Woodard Glenn

D. Woodard Glenn

DWG/hn